Exhibit 10.6

Paul Lammers, M.D., M.Sc.

President and Chief Executive Officer

Mirna Therapeutics, Inc.

1250 South Capital of Texas Highway

Building 3, Suite 400

Austin, TX 78746

May 11, 2017

Wayne Roberts

Chief Executive Officer

Cancer Prevention and Research Institute of Texas

P.O. Box 12097

Austin, TX 78711

Re: Agreement and Resolution of Negotiations regarding Cancer Research Grant Contracts by and between the Cancer Prevention and Research Institute of Texas and Mirna Therapeutics, Inc.

Mr. Roberts,

I write on behalf of Mirna Therapeutics, Inc. (“Mirna” or the “Company’’) in reference to (i) that certain Cancer Research Grant Contract effective as of August 1, 2010 (including any attachments thereto, the “2010 Contract”), by and between the Cancer Prevention and Research Institute of Texas (“CPRIT”) and Mirna, and (ii) that certain Cancer Research Grant Contract by and between CPRIT and Mirna effective as of June 1, 2014 (including any attachments thereto, the “2014 Contract”). This letter is intended to resolve and memorialize the negotiations between CPRIT and Mirna relating to the 2010 Contract and 2014 Contract.

By way of background, as you know, Mirna is a biopharmaceutical company that has historically focused on microRNA-based oncology therapeutics. The Company’s first product candidate, MRX34, was studied as a single agent in a Phase 1 clinical trial that was voluntarily halted in September 2016 following multiple immune-related serious adverse events observed in patients dosed with MRX34 in the trial. In November 2016, the Company discontinued research and development activities to reduce operating expenses while the Company evaluated its strategic alternatives. Mirna also initiated a plan in November 2016 to reduce personnel consistent with the decision to discontinue development of MRX34 and the Company’s microRNA product pipeline. Mirna’s corporate strategy currently is focused on pursuing strategic initiatives to enhance stockholder value, including but not limited to a merger or the sale of the Company. The Company has engaged a financial and strategic advisor to explore alternatives to accomplish this goal. That strategic process is both active and ongoing and includes a range of interactions with transaction counterparties.

Mirna has made CPRIT aware that as a result of the ongoing strategic process, the Company may enter into a strategic transaction with an entity not based in Texas and has engaged in negotiations with CPRIT relating to Mirna’s obligations and liability to CPRIT under the 2010 Contract and the 2014 Contract. As part of those negotiations, CPRIT and Mirna (together, the “Parties”) have agreed to enter into an amendment to the 2010 Contract (“Attachment F-4”), which requires Mirna to repay $5,000,000.00 of the Grant1 proceeds (the “Payment”) to CPRIT within 5 business days following the date of Attachment F-4, and reflects the Parties’ agreement that immediately upon the Payment by Mirna, Mirna has fulfilled all obligations to CPRIT under Section 4.07 of the 2010 Contract as of such date and has no liability, obligations, or any other commitments to CPRIT under Section 4.07 of the 2010 Contract.

In addition to the Parties’ agreement as reflected in Attachment F-4, the Parties hereby further agree and CPRIT expressly acknowledges through its signature below that:

With respect to the 2010 Contract:

1.	As a result of the ongoing strategic process, Mirna intends to enter into a definitive agreement pursuant to which Mirna will consummate a change of control transaction and CPRIT hereby provides consent to any assignment of the 2010 Contract pursuant to Section 2.09 thereof that may occur as a result of any such change of control transaction.

2.	CPRIT has not identified any unresolved deficiencies in any audits or inspections of Mirna, or concluded that Mirna improperly used any of the Grant funds awarded under the 2010 Contract, and as such, Mirna has fulfilled all obligations under Sections 4.05 and 4.06 of the 2010 Contract and has no ongoing obligations or liability to CPRIT pursuant to those Sections.

3.	CPRIT has not identified any event of default under Section 8.03 of the 2010 Contract, and as such, Mirna has fulfilled all obligations under that Section and has no ongoing obligations or liability to CPRIT pursuant to that Section or Section 8.05 of the 2010 Contract.

4.	No Early Termination of the 2010 Contract occurred, and as such, Mirna has fulfilled all obligations under Section 8.06 of the 2010 Contract and has no ongoing obligations or liability to CPRIT pursuant to that Section.

5.	Pursuant to Section D1.05 of the 2010 Contract, and included in the Company’s annual reports, no Institute-Funded Inventions were recorded during the Contract Term. The Parties hereby agree that there are no existing Institute-Funded IPR associated with this 2010 Contract.

[1]	A capitalized term used in this letter shall have the meaning given the term in the applicable 2010 Contract or 2014 Contract, unless otherwise defined herein.

6.	Mirna hereby makes an election under Section D3.06 of the 2010 Contract to cease its efforts to commercialize or otherwise bring to practical application the Project Results. The Project Results have been provided to CPRIT in the form of annual progress reports throughout the Contract Term as well as a final progress report submitted on April 24, 2014 and approved by CPRIT on June 18, 2014. Mirna’s rationale for this election is based on decision to discontinue all research and development activities for its microRNA pipeline, including the development of MRX34. Mirna has discussed these results with CPRIT and has also publicly disclosed a summary of these results in its filings with the U.S. Securities and Exchange Commission. CPRIT acknowledges there are no further deadlines in relation to the applicable Project Results. Accordingly, CPRIT shall have an option pursuant to Section D5.01 of the 2010 Contract to commercialize or otherwise bring to practical application the applicable Project Results, at CPRIT’s cost, either directly or through one or more licensees, by exercising such option by written notice to Mirna within 30 days of the date of this letter.

7.	The Parties agree that as a result of Mirna’s above election under Section D3.06 to cease its efforts to commercialize the Project Results, all of Mirna’s obligations to CPRIT under Section 9.06 of the 2010 Contract have been fulfilled. Mirna has notified CPRIT and CPRIT acknowledges that the Company may enter into a strategic transaction with an entity not based in Texas and upon consummation of such transaction, Mirna will thereafter no longer be obligated to use reasonable efforts to conduct any further work in the State of Texas or be liable in any way to CPRIT for conducting further work outside the State of Texas.

With respect to the 2014 Contract:

1.	Mirna has provided to CPRIT notice of its intent to terminate the 2014 Contract pursuant to Section 8.04 thereof. CPRIT agreed to waive the 30-day notice required under Section 8.04 and the Termination of the 2014 Contract will therefore be effective immediately. Upon Termination of the 2014 Contract, any funds remaining of the Investment Amount, which such funds the Parties acknowledge are not and will not be separately tracked from Mirna’s other funds, will be included as assets in any change of control, sale of assets or other similar transaction and may be used without any conditions or liability attached, including any conditions to operate in or use services from Texas, or to track use of funds or to apply to any specific projects or activities.

2.	Pursuant to Section 3.02 of the 2014 Contract, the Company has submitted the Form 269a Quarterly Financial Status Report including all cumulative Institute-Funded Activities and associated expenses. The Company also submitted the Final Product Development Progress Report on May 3, 2017 as well as other required final reports including Revenue Sharing, Historically Under Utilized Business, and Annual

Inventory forms and Matching Compliance Certification inclusive of the reporting period until the Termination Date. The Parties agree that the submission of expenses related to R&D activities associated with the clinical trial of MRX34 satisfy the matching requirement for this Contract under Section Cl .01 and CPRIT hereby agrees that all of the Company’s obligations under Section Cl .01 of the Contract have been fulfilled and the Company has no ongoing obligations or liability to CPRIT pursuant to that Section.

3.	CPRIT has not identified any unresolved deficiencies in any audits or inspections of Mirna, and as such, Mirna has fulfilled all obligations under Sections 4.05 of the 2014 Contract and has no ongoing obligations or liability to CPRIT pursuant to that Section.

4.	For the avoidance of doubt, the Parties agree that Mirna’s above election to cease its efforts to commercialize the Project Results also applies to the 2014 Contract and that all of Mirna’s obligations to CPRIT under Sections 2.02, 9.06 and 9.07 of the 2014 Contract have been fulfilled.

5.	The Parties acknowledge that the Termination of the 2014 Contract does not terminate any of CPRIT’s rights as a shareholder of Mirna. The Parties also agree that, consistent with the provisions of the 2014 Contract that granted shares of Mirna Common Stock to CPRIT, no repayment obligations of any kind exist between CPRIT and Mirna under the 2014 Contract.

Please acknowledge your receipt of this letter and provide your acknowledgement and agreement to the foregoing by executing and returning a copy of this letter to Casi DeYoung via email at cdeyoung@mirnarx.com. Each Party hereby represents to the other Party that it has the legal authority to enter into and execute this letter and Attachment F-4, and it has taken all actions necessary to its execution, delivery and performance of this letter and Attachment F-4. By the Parties’ signatures below and upon the Payment to CPRIT within 5 business days following the date of Attachment F-4, the Parties agree that this letter shall be incorporated into and made part of both the 2010 Contract and the 2014 Contract. In the event of a conflict between the provisions of this letter and the provisions of either the 2010 Contract or the 2014 Contract, this letter shall control.

Mirna appreciates CPRIT’s consideration in these negotiations.

Very Truly Yours,

/s/ Paul Lammers, M.D., M.Sc.
Paul Lammers, M.D., M.Sc.

Acknowledged and Agreed:

/s/ Wayne R. Roberts
Wayne R. Roberts
CPRIT CEO
Date: